Exhibit 4.1

FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”) is dated as of June 6, 2008 and amends the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of December 20, 2001, between ACE Limited, a Cayman Islands company (the “Company”), and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, from time to time the Company may, and the Rights Agent shall if the Company so directs, supplement and amend the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company have been in all respects duly authorized by the Company.

Accordingly, the parties agree as follows:

1. Amendment of Final Expiration Date.

(a) The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Final Expiration Date” shall be the date of the de-registration of the Company in the Cayman Islands.

(b) Section 7(a) of the Rights Agreement is amended to read in its entirety as follows:

Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Sections 11(a)(iii), 23(a) and 24(b) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price with respect to each surrendered Right for the total number of Preference Shares (or other securities or property, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which all exercisable Rights are exchanged by the Company as provided in Section 24 hereof (such earliest date being herein referred to as the “Expiration Date”).

(c) The references to June 1, 2009 in the Form of Rights Certificate attached as Exhibit B to the Rights Agreement and in the Summary of Shareholder Rights Plan attached as Exhibit C to the Rights Agreement are amended to read as the Final Expiration Date pursuant to this Amendment.

(d) The Company shall provide written notice to the Rights Agent of the Final Expiration Date.

2. Effectiveness. This Amendment shall become effective at such time as proposals nos. 2, 3, 4 and 5 as identified in the Company’s proxy statement/prospectus dated May 30, 2008 are approved by the shareholders at the Company’s 2008 Annual General Meeting. Prior to the effectiveness of the de-registration of the Company in the Cayman Islands, the Company may revoke this Amendment. The Company shall provide to the Rights Agent written notice of the effective date promptly after its occurrence.

3. Direction to the Rights Agent. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

4. Miscellaneous. This Amendment shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ACE LIMITED

By:	/s/ ROBERT F. CUSUMANO
Name:	Robert F. Cusumano
Title:	General Counsel

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ DEBORAH BASS
Name:	Deborah Bass
Title:	Relationship Manager

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